Mueller Industries, Inc. Announces Increase in Fourth Quarter Dividend and Appointment of Non-Executive Chairman of Board, Effective January 1, 2013

MEMPHIS, Tenn., Nov. 5, 2012 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI) announced today that its Board of Directors has declared a regular quarterly dividend on its common stock of 12.5 cents per share, representing a 25 percent increase over the 10 cent per share regularly quarterly dividend in prior periods. The dividend will be payable December 14, 2012, to shareholders of record on December 3, 2012.

The Company also announced that the Board has appointed Gary S. Gladstein, a current independent member of its Board of Directors, as non-executive Chairman of the Board, effective January 1, 2013. Alexander P. Federbush, the Company's outgoing Chairman, will continue to serve as a member of the Board.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings, brass rod and forgings, and a broad array of flow control products in these metals as well as aluminum and plastics. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to the construction and improvement of homes and nonresidential structures, including office buildings, hotels, schools, hospitals, and manufacturing buildings.

Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "pro forma," "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Jeff Martin, +1-901-753-3226